Exhibit (n)(4)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of Saratoga Investment Corp

We have audited the senior securities table of Saratoga Investment Corp. (the “Company”) as of February 28, 2015 included in the Prospectus Supplement within the accompanying registration statement (Pre-Effective Amendment No. 1 to the Registration Statement Form N-2 No. 333-196526). The senior securities table is the responsibility of the Company’s management. Our responsibility is to express an opinion on the senior securities table based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the senior securities table is free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the senior securities table. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall senior securities table presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the senior securities table referred to above presents fairly, in all material respects, the senior securities, as defined in Section 18 of the Investment Company Act of 1940, of Saratoga Investment Corp. at February 28, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, NY

July 17, 2015